EXHIBIT 4.1


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                       AMENDMENT TO EMPLOYMENT CONTRACT
                                 BY and BETWEEN

                      ENVIRONMNTAL REMEDIATION HOLDING CORP
                                       and
                       IMPERIAL INTERNATIONAL DESIGN, INC.

This is an agreement, effective this date, 7 day of May, 1997 between Imperial International Design, Inc and its successors and assigns of West Palm Beach, Florida hereinafter called "Consultants" and Environmental Remediation Holding Corp. its successors and assignees of Environmental Remediation Holding Corp of 111 Tubing Road, Broussard, Louisiana hereinafter called " ERHC" This is an addendum to the original contract dated September 2, 1996.

BACKGROUND

Under the terms set forth below, ERHC retains the services of the Consultants to advise and consult with respect to its International business in the Caribbean and the financing of the Chevron Contract, and Consultants agrees to render such services as necessary. ERHC in the last five months has requested Imperial take over negotiation of two major contracts on their behalf the first in Africa and the second in Indonesia. As part of this agreement Imperial has covered all of the expenses of signing these agreements.

TERMS

1. Consultants agrees to extend the original agreement for (2) year, commencing with the effective date of this Agreement, and consistent with his other obligations, render ERHC such consulting services as ERHC may request relating to the obtaining of a loan from Exim Bank on the basis that the repayment of each loan shall be guaranteed by either the Government of or an entity or bank controlled by the government of otherwise acceptable to Exim Bank ("the guarantor"). Imperial will arrange financing on any other projects that ERHC is successful in obtaining or investments it is able to arrange for the company. Imperial has completed the loan packages and presentation required by ERHC to make application to the lenders as part of this agreement.

          All such services shall be rendered, by the Consultants or by the Consultant's associates or employees, as approved by ERHC. All such personnel, if any, shall be directly supervised by Consultants who shall be present with such personnel at such times as he deems reasonably necessary. Consultants shall not be required at any time to render services that would conflict with obligations of the Consultants undertaken prior to the request for such services by the Consultants.

         This Agreement will continue to be in effect for two years from the effective date unless terminated earlier in accordance with the provisions of paragraph 7. of this Agreement.

2.       INDEPENDENT CONSULTANT

It is the express intention of the parties that Consultants are independent contractors. Consultants are not employee, agent, joint venture or partner of ERHC. Unless the parties agree to become joint venture partners.
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Nothing in this  Agreement  shall be  interpreted  or  construed  as creating or establishing the relationship of Employer and employee between ERHC and the Consultants or any employee or agent of the Consultants. The Consultants shall retain the right to perform services for others during the term of this Agreement.

3.       SERVICES TO BE PROVIDED

3.1      SERVICE PROGRAM

Consultants agree to provide services per the service program described herein. The Consultants will cooperate and to the extent necessary work with ERHC in its negotiations in Antigua, Trinidad & Tobago, Indonesia, Congo, and Sam Tome for both major oil concessions as well as reworking of older fields, both as regards to participation in its projects by ERHC public and private sector investors or in connection with the procurements of an acceptable guarantee from the Guarantor. The Consultants will be responsible for completing all paperwork required by lenders, investor, government. This paper work is not limited to application, Government required documentation, cash flows, material lists, supplier list, and Corporate information as are needed in obtaining a loan from lenders or investors. If requested by ERHC the Consultants will facilitate the placement of the Bank loan with a lender acceptable to both Exim Bank, the lender, investor and Contractor. The Consultants have the right to refuse to perform specific requests by Contractor other than as so defined and identified.

3.2      SERVICE METHOD

Consultants will determine the method, details, and means of performing the above described services. ERHC shall not have the right to, and shall not control the manner or determine the method of accomplishing the Consultant's services.

3.3      CONSULTANT'S STAFF/ASSOCIATES

Consultants may, at the their own expense, employee such assistance as the Consultants deem necessary to perform the services required of the Consultants by this Agreement. ERHC may not control, direct, or supervise Consultant's assistants or employees in the performance of those services. Consultants assume full and sole responsibility for the payment of all compensation of these assistants and for all state and federal income tax, unemployment insurance, Social Security, disability insurance and other applicable withholdings.

3.4      WORKPLACE

Consultants shall perform the services required by this Agreement at any place or location and at such times as The Consultants shall determine.

4.       CONSIDERATION

4.1 In consideration for the services to be performed by Consultants, ERHC agrees to pay Consultants fees and payments specified herein:

   ERHC agrees to pay Consultants $5,000.00 USD upon signing of the contract and $5000.00 USD a month till closing of the loan with a lender for 13.5 million.
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Upon the  closing  of the loan  consultant(s)  shall  receive  a 5% of the total amount of said loan, minus such monies expended by ERHC prior to closing. Further to Consultant upon the signing of the agreement will be provided with 2,500,000 shares of ERHC free trading stock. (inclusive of the original 1.5 million issued)

4.2      BILLING

The Consultants shall submit a bill for all services rendered in accordance with the work that has been completed.

4.3      PAYMENTS

Contractor shall pay Consultants bill within 10 of receipt and will pay the remaining fees at loan closing.

4.4      EXPENSES

                    ERHC will be responsible for all the out of pocket expenses of the Consultants in connection with this project. ERHC will have the right to approve all expenses prior to funds be expended on their behalf other than normal day to day expenses. These expenses will include airfare, hotel accommodation, phone and mailing, copying, and binding or required material.

5.       CONSULTANT DUTIES

5.1      TOOLS AND EQUIPMENT

Consultants will supply all tools and equipment required to perform the services under this Agreement. The Consultants are not required to purchase or rent any of the equipment or services from ERHC.

5.2      WORKER'S COMPENSATION

The Consultants agree to provide workers compensation insurance for consultant's employees and agents and agree to hold harmless and indemnify ERHC for any and all claims arising out of any injury, disability, or death of any Consultant's employees or agents.

5.3      ASSIGNMENTS

Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Consultants without prior written approval of ERHC.

6.       ERHC DUTIES

6.1      COOPERATION

ERHC agrees to comply with all reasonable requests of Consultants and provide access to all documents reasonably necessary to the performance of Consultant's duties under this Agreement.
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6.2      ASSIGNMENT

Neither this Agreement nor any duties or obligations under this Agreement may be assigned without prior written approval of The Consultants.

7.       TERMINATION

7.1      TERMINATION DUE TO SPECIAL EVENTS

This Agreement will terminate automatically on the occurrence of any of the following events:
         Bankruptcy or insolvency of either party


7.2      TERMINATION BY  ERHC FOR DEFAULT OF CONSULTANT

Should Consultants default in the performance of this Agreement or materially breach its provision, ERHC, at ERHC option, may terminate this Agreement by giving written notification to the Consultants. For the purpose of this section, material breach of this Agreement shall include to not limited to the following the filing of bankruptcy papers or other similar arrangements due to insolvency, the assignment of the Consultant's obligations to third parties or acceptance of employment or consulting arrangements with third parties which are or may be opposed to Contractor's interests.

7.3      TERMINATION BY CONSULTANT FOR DEFAULT OF ERHC

Should ERHC default in the performance of this Agreement or materially breach any of its provision, The Consultants, at the Consultant's option, may terminate this Agreement by giving written notice to ERHC. For the purpose of this Agreement, material breach of this Agreement shall include but not be limited to the following the filing of bankruptcy papers or other similar arrangements due to insolvency, the assignment of ERHC obligations to third parties.

7.4      TERMINATION FOR DELINQUENCIES

Should ERHC fail to pay the Consultants all or any part of the compensation set forth in Paragraph 4 of this Agreement on the date due, The Consultants, at Consultant's option, may terminate this Agreement if the failure is not remedied by ERHC with in thirty (30) days from the date payment is due.

8.       NOTICES

8.1 Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepared with return receipt requested. Mailed notices shall be addressed to the parties at the address appearing in the introductory paragraph of this Agreement, but each party may change the address by written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of two days after mailing.
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8.2      ENTIRE AGREEMENT

This Agreement supersedes any and all agreements either oral or written, between the parties hereto with respect to the rendering of service by the Consultants for ERHC and contains all the covenants and agreements between the parties with respect to the rendering of such knowledge that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

8.3      SEVERABILITY

If any action in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

8.4      ATTORNEYS' FEES

If any action at law or in equity including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees, which may be set by the court in the same action or in a separate action or in a separate action brought for that purpose, in addition to any other relief to which that party may be entitled.

8.5      GOVERNING LAWS

This Agreement will be governed by and construed in accordance with the laws of the STATE of New York,

Executed at  Nassau    Jerchio,   New York
             County     City        State

/s/William W. Wilson
-------------------------------------
Imperial International Design, Inc.
William W. Wilson

/s/James A. Griffin
-------------------------------------
Environmental Remediation Holding Corp
James A. Griffin, Secretary
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